SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.       )

Filed by the registrant  _X__
Filed by a party other than the registrant ____
Check the appropriate box:
___ Preliminary proxy statement
_X_ Definitive proxy statement
___ Definitive additional materials
___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14A-12

                    AMERICAN PREMIER UNDERWRITERS, INC.
             (Name of Registrant as Specified in Its Charter)

                              Robert W. Olson
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     _X__ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
          or 14a-6(j)(2).
     ____ $500 per each party to the controversy pursuant to
          Exchange Act Rule 14a-6(i)(3).
     ____ Fee computed on table below per Exchange Act Rules 14a
          -6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ftnt. 1

     (4)  Proposed maximum aggregate value of transaction:


     ____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:



- -------------------
1. Set forth the amount on which the filing fee is calculated and state how it was determined.

                         American Premier Underwriters, Inc.
                         One East Fourth Street
                         Cincinnati, Ohio 45202
                         Telephone (513) 579-6600






Dear Shareholder:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of American Premier Underwriters, Inc. (formerly named The Penn Central Corporation) to be held on Thursday, May 12, 1994, at 10:30 A.M., local time, at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio.

     Notice of our Annual Meeting and Proxy Statement are attached. You are asked to read them carefully.

     At the meeting there will be a report to the shareholders as to the affairs of our Company and a discussion period during which shareholders will have an opportunity to bring up matters of interest concerning our Company.

     Even if you plan to attend the meeting in person, we would be grateful if you would sign and return your proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you do find it possible to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

     As you will note from the enclosed proxy material, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.

                                        Sincerely,



                                        CARL H. LINDNER
                                        Chairman of the Board and
                                        Chief Executive Officer


April 7, 1994


     YOUR VOTE IS IMPORTANT.  PLEASE DATE, SIGN AND RETURN
     PROMPTLY THE ENCLOSED PROXY FORM WHETHER OR NOT YOU PLAN TO
     ATTEND THE ANNUAL MEETING.

                         American Premier Underwriters, Inc.
                         One East Fourth Street
                         Cincinnati, Ohio 45202
                         Telephone (513) 579-6600













                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MAY 12, 1994


     The 1994 Annual Meeting of Shareholders of American Premier Underwriters, Inc. (formerly named The Penn Central Corporation and hereinafter referred to as the "Company") will be held at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio on Thursday, May 12, 1994, at 10:30 A.M., local time, to consider and act upon the following proposals:

     1.   Election of 11 directors;

     2. Ratification of the appointment of Deloitte & Touche, independent certified public accountants, to audit the consolidated financial statements of the Company for the year
1994; and

     3. Such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 1, 1994 are entitled to notice of and to vote at the meeting.

                              By Order of the Board of Directors,


                              Robert W. Olson
                              Secretary

April 7, 1994

                    AMERICAN PREMIER UNDERWRITERS, INC.

                              PROXY STATEMENT

     This Proxy Statement is being furnished at the direction of the Board of Directors of American Premier Underwriters, Inc. (formerly named The Penn Central Corporation and hereinafter referred to as "American Premier" or the "Company") in connection with the solicitation of proxies in the accompanying form from the holders of the outstanding Common Stock of the Company for use at the Annual Meeting of Shareholders to be held on May 12, 1994, and at any adjournments thereof. The principal executive offices of the Company are located at One East Fourth Street, Cincinnati, Ohio 45202. It is expected that the mailing of this Proxy Statement and the accompanying form of proxy to shareholders will commence on or about April 7, 1994. Prior to that date, copies of the Company's Annual Report to Shareholders for the year 1993 will have been mailed to all shareholders entitled to notice of and to vote at the Annual Meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

     Holders of record of the Common Stock of the Company at the close of business on April 1, 1994 (the "Record Date") will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 46,125,271 shares of Common Stock were issued and outstanding.

     Holders of Common Stock are entitled to vote cumulatively for the election of directors, which means that each such holder shall be entitled to as many votes as equals the number of shares held by such holder on the Record Date multiplied by the total number of directors to be elected at the Annual Meeting, and may cast the whole number of such votes for any one candidate or may distribute them among any two or more candidates. On all other matters, holders of Common Stock are entitled to one vote per share.

ACTION TO BE TAKEN UNDER THE PROXIES

     All shares represented by a properly executed proxy will, unless previously revoked, be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted in favor of Proposal 2. Unless a contrary direc-tion is indicated, such shares will, except to the extent the proxy holders exercise their discretion to cumulate votes, be voted in favor of the 11 persons nominated for director by the Board of Directors. Unless a contrary direction is indicated, a properly executed proxy will give the proxy holders authority, in their discretion, to cumulate all the votes represented by the proxy and allocate them in favor of any one or more (which may be less than the entire number) of the nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If a shareholder executing a proxy desires to cumulate his votes, he may indicate his instructions by writing them in the margin on the proxy.

     The management of the Company knows of no other matter to be presented at the meeting upon which a vote properly may be taken, but it is intended that as to any such other matter the proxy holders will vote in accordance with their judgment as to the best interests of the Company. Should any nominee for election as a director become unable to accept nomination or election, which is not anticipated, it is intended that the proxy holders will vote for the election in his stead of such other person as the Board of Directors may recommend.

                                PROPOSAL 1

                           ELECTION OF DIRECTORS


NOMINEES FOR DIRECTOR

     The number of directors to be elected at the 1994 Annual
Meeting is 11. The 11 directors so elected will, upon such election, constitute the entire Board of Directors.

     In accordance with a By-law previously adopted by shareholders, the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the By-law. Shareholders will be afforded a reasonable opportunity at the 1994 Annual Meeting to nominate candidates for the office of director. However, the By-law requires that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

     Set forth below is certain information relating to the persons who were nominated by the Board of Directors in March 1994 for election as directors at the 1994 Annual Meeting. The information is based on data furnished to the Company by the respective persons named. The new term of office for which each nominee is a candidate runs from the 1994 Annual Meeting of Shareholders until the Annual Meeting of Shareholders to be held in 1995 and until his successor shall have been elected and qualified.

     NOMINEE FOR ELECTION AT THE ANNUAL MEETING
     ------------------------------------------
     (LISTED IN ALPHABETICAL ORDER)
     ------------------------------
     Positions with the Company and Principal Business
     -------------------------------------------------
     Affiliations During Past Five Years
     -----------------------------------

NAME AND AGE
- ------------

[photo]                  Member of the Executive Committee and
                         Chairman of the Compensation Committee.
                         During the past five years, Mr.
                         Culverhouse has been a senior partner of
                         Culverhouse, Botts & Story, a Tampa,
Hugh F. Culverhouse      Florida law firm.  He is also a director
75                       of Chiquita Brands International, and
Director since 1987      Time Warner, Inc.



[photo]                  Chairman of the Audit Committee and
                         member of the Nominating Committee.
                         Until his retirement in 1986, Mr.
                         Emmerich was managing partner of the
                         Cincinnati office of the independent
                         accounting firm of Ernst & Whinney.  He
                         is also a director of Carillon Fund,
                         Inc., Carillon Investment Trust,
Theodore H. Emmerich     Gradison Custodial Trust, Gradison-
67                       McDonald Municipal Custodial Trust and
Director since 1988      Great American Communications Company.



[photo]                  Member of the Nominating Committee.
                         During the past five years, Mr. Evans
                         has been Vice President and General
                         Counsel of American Financial
                         Corporation, a diversified financial
                         services company.  Mr. Evans is also a
James E. Evans           director of American Financial
48                       Enterprises, Inc. and Great American
Director since 1985      Communications Company.


[photo]                  Senior Vice President.  Mr. Hahl has
                         been Senior Vice President of the
Neil M. Hahl             Company for more than five years.  He is
45                       also a director of Buckeye Management
Director since 1992      Company.


[photo]                  Executive Vice President - Insurance
                         Group.  Mr. Haverland was elected
                         Executive Vice President-Insurance Group
                         of the Company in February 1991.  Prior
                         thereto, from April 1984 to February
                         1991, Mr. Haverland was Executive Vice
                         President of Great American Holding
                         Corporation, a holding company
Richard M. Haverland     subsidiary of American Financial
53                       Corporation, a diversified financial
Director since 1991      services company.

[photo]                  Chairman of the Nominating Committee and
                         member of the Audit Committee and the
                         Compensation Committee.  During the past
                         five years, Mr. Hunt has been Chairman
                         of the Board (since April 1990),
Thomas M. Hunt           President (until April 1990) and a
70                       director of Hunt Petroleum Corporation,
Director since 1982      an oil and gas production company.

[photo]                  Chairman of the Board and Chief
                         Executive Officer; Chairman of the
                         Executive Committee.  Mr. Lindner has
                         been Chairman of the Board and Chief
                         Executive Officer of the Company for
                         more than five years.  During the past
                         five years, Mr. Lindner has been
                         Chairman of the Board and Chief
                         Executive Officer of American Financial
                         Corporation, a diversified financial
                         services company.  He is also a director
                         of American Annuity Group, Inc.,
                         American Financial Enterprises, Inc.,
                         Chiquita Brands International, Inc.,
                         General Cable Corporation and Great
Carl H. Lindner          American Communications Company.  Mr.
74                       Lindner is the father of Carl H. Lindner
Director since 1982      III and S. Craig Lindner.


[photo]                  President and Chief Operating Officer;
                         Member of the Executive Committee.
                         Mr. Lindner was elected President and
                         Chief Operating Officer of the Company
                         in February 1992.  Prior thereto, he had
                         served as Vice Chairman of the Board of
                         the Company since October 1991.  During
                         the last five years, Mr. Lindner has
                         been President of Great American
Carl H. Lindner III      Insurance Company, a property and
40                       casualty insurance company owned by
Director since 1991      American Financial Corporation.

[photo]                  Member of the Audit Committee. During
                         the past five years, Mr. Lindner has
                         been Senior Executive Vice President of
                         American Money Management Corporation, a
                         subsidiary of American Financial
                         Corporation which provides investment
                         services for American Financial
                         Corporation and its affiliated
                         companies.  Since March 1993, Mr.
                         Lindner has also been President of
                         American Annuity Group, Inc.  Mr.
                         Lindner is a director of American
                         Annuity Group, Inc., Chiquita Brands
                         International, Inc., General
S. Craig Lindner         Cable Corporation, Great American
39                       Communications Company and Spelling
Director since 1985      Entertainment Group Inc.

[photo]                  Vice Chairman of the Board; Member of
                         the Executive Committee and the
                         Compensation Committee.  Mr. Martinelli
                         was President and Chief Executive
                         Officer of the Company from 1982 until
                         1987.  He is Chairman of the Board and
                         Chief Executive Officer of Buckeye
                         Management Company, a Company subsidiary
                         which is the sole general partner of
                         Buckeye Partners, L. P., a limited
                         partnership principally engaged in
                         pipeline transportation of refined
                         petroleum products, and is a consultant
Alfred W. Martinelli     to the Company. He is also a director of
66                       American Annuity Group, Inc. and
Director since 1982      Spelling Entertainment Group Inc.


[photo]                  Senior Vice President, General Counsel
                         and Secretary.  Mr. Olson has been
                         Senior Vice President, General Counsel
Robert W. Olson          and Secretary of the Company for more
48                       than five years.  He is also a director
Director since 1992      of DI Industries, Inc.


     In December 1993, Great American Communications Company ("GACC") completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Although not a director or officer of GACC during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of GACC prior to 1993 and was again elected Chairman of the Board of GACC in January 1994.

     The following table sets forth information, as of the Record Date, concerning the beneficial ownership of the Company's equity securities by each director and by all directors and officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or officer owned beneficially, as of the Record Date, more than 1% of any class of any equity security of the Company outstanding at that date or any equity securities of any of the Company's subsidiaries.

                                               Amount and Nature
of
                                             Beneficial Ownership
(a)

- ------------------------
                                                       Actual or
Potential
                                        Preference     Ownership
of Common
                                         Stock (b)       Stock
(c)(d)(e)
                                        ----------
- -------------------

Hugh F. Culverhouse ...................      -
30,819
Theodore H. Emmerich ..................      -
11,219
James E. Evans ........................      -
35,819
Neil M. Hahl ..........................      -
309,961
Richard M. Haverland ..................      -
269,307
Thomas M. Hunt.........................      -
13,819
Carl H. Lindner(f).....................      -
620,904
Carl H. Lindner III(f) ................      -
239,180
S. Craig Lindner(f) ...................      -
10,819
Alfred W. Martinelli ..................   212,698
457,618
Robert W. Olson .......................      -
281,829
All directors and executive officers
 as a group(f) ........................   212,698
2,504,157

(a) Unless otherwise indicated, the persons named have sole voting and investment power over the shares reported.

(b) The shares listed for Mr. Martinelli, and for all directors and officers as a group, constituted all of the shares of Preference Stock outstanding at the Record Date.

(c)  Includes (i) 620,904, 239,180, 288,965, 166,817, 251,954 and
     1,823,841 shares of Common Stock purchasable by Messrs. C.H. Lindner, C.H. Lindner III, Hahl, Haverland and Olson and all directors and officers as a group, respectively, through exercise of the vested portions of employee stock options held by them, (ii) 446,799 shares of Common Stock obtainable by Mr. Martinelli, and by all directors and executive officers as a group, through conversion of the Preference Stock held by him and (iii) 10,819 shares of Common Stock purchasable by each of Messrs. Culverhouse, Emmerich, Evans, Hunt, S.C. Lindner and Martinelli (64,914 shares purchasable by all directors as a group) through exercise of stock options granted to them as non-employee directors.

(d) The shares set forth for Mr. C.H. Lindner (which do not include the shares referred to in note (f)) and all directors and officers as a group constituted 1.3% and 5.2%, respectively, of the Common Stock outstanding at the Record Date (including shares of Common Stock presently obtainable by them as described in note (c)).

(e) Includes 2,490 shares for Mr. Haverland and 3,485 shares for all directors and executive officers as a group that are held in self-directed portions of the Company employee savings plan accounts for such individuals, who are deemed to have investment power, but do not have voting power, with respect to such shares.

(f)  Does not include 18,666,614 shares held by American
     Financial Corporation ("AFC") and its subsidiaries, which constituted approximately 40.5% of the Common Stock outstanding at the Record Date. Messrs. C.H. Lindner, C.H.
     Lindner III, and S. Craig Lindner are principal shareholders of AFC. See "Certain Shareholders".


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held nine meetings in 1993.

The Company's Board of Directors has four committees: Executive
Committee, Audit Committee, Compensation Committee and Nominating
Committee.

     Executive Committee.
     -------------------- The Executive Committee consists of four directors: Carl H. Lindner (Chairman), Hugh F. Culverhouse, Carl H. Lindner III and Alfred W. Martinelli. The Committee's functions include: analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee met once in 1993.

     Audit Committee.
     ---------------- The Audit Committee consists of three directors: Theodore H. Emmerich (Chairman), Thomas M. Hunt and S. Craig Lindner. None is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-- related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include: supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration, and the management of the investments, of the pension and savings plans of the Company and its subsidiaries. The Audit Committee met seven times in 1993.

     Compensation Committee.
     ----------------------- The membership and functions of the Compensation Committee are disclosed under "Compensation -
Compensation Committee Report for 1993".  The Compensation
Committee met three times in 1993.

     Nominating Committee.
     --------------------- The Nominating Committee consists of three directors: Thomas M. Hunt (Chairman), Theodore H. Emmerich and James E. Evans. The resolutions establishing the Committee require that a majority of its members be "independent directors," which term is defined generally to mean a director who, at the time of his initial election is not, and for three years prior thereto was not, (a) the beneficial owner of 10% or more of the Company's voting stock (a "10% shareholder"), (b) a director, officer, employee, representative, affiliate or asso-ciate of a 10% shareholder, (c) an officer, employee, representative, affiliate or associate (other than a director) of the Company or any of its affiliates or associates or (d) a person having (directly or indirectly) a material business relationship with the Company or a 10% shareholder of the Company or any of their respective affiliates or associates. Other than Mr. Evans, each of the current members of the Committee was determined by the Board of Directors to be an "independent director". The Committee's functions generally include: identifying, reviewing and recommending to the Board of Directors qualified candidates to fill vacancies on the Board of Directors and any newly-created directorships; recommending to the Board of Directors candidates to be nominated for election to the Board of Directors at Annual Meetings of Shareholders; and recommending to the Board of Directors a list of directors for selection as members of each committee of the Board of Directors. The Committee will consider shareholder suggestions for nominees for director. Suggestions for Committee consideration may be submitted to the Secretary of the Company, One East Fourth Street, Cincinnati, Ohio 45202. Suggestions received by the Secretary's office by December 31 will be considered by the Committee at a regular meeting the following year preceding the mailing of proxy materials to shareholders. The Nominating Committee met once during 1993.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE ELECTION OF THE 11 NOMINEES AS DIRECTORS.


COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes the compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers (such five executive officers being herein called the "Named Executive Officers").

                                                      SUMMARY
COMPENSATION TABLE


                      LONG-TERM
                                                  ANNUAL
COMPENSATION                  COMPENSATION           All Other

- ------------------------------------------   ---------------
   Compensa-

                     Securities               tion

   Other Annual      Underlying                (3)

   Compensation   Options Granted              ($)
                                        Salary         Bonus
        (1)              (2)
Name and Principal Position   Year        ($)           ($)
        ($)       (# of Shares)
- ---------------------------   ----      ------         -----
   ------------   ---------------          ---------


Carl H. Lindner               1993      $  893,750     $1,000,000
   $     -              50,000             $ 99,712
Chairman of the               1992         787,568        400,000
         -             150,000               65,837
Board and Chief               1991         675,000        200,000
         -             109,090               48,404
Executive Officer

Carl H. Lindner III           1993         879,167      1,000,000
         -             105,000               97,201
President and Chief           1992         598,361        325,000
         -             561,360               42,662
Operating Officer             1991          30,769           -
         -             109,090                1,577

Richard M. Haverland          1993         652,308      1,000,000
         -             125,000               91,609
Executive Vice President --   1992         520,827        600,000
         -             171,590               90,752
Insurance                     1991         456,164        500,000
         -             163,635               30,632

Neil M. Hahl                  1993         542,372        450,000
         -              25,000               62,667
Senior Vice President         1992         502,077        249,750
         -             103,570               50,952
                              1991         401,912        157,500
         -                -                  37,608

Robert W. Olson               1993         456,619        350,000
       10,633           20,000               51,692
Senior Vice President,        1992         422,681        183,750
         -              93,310               43,264
General Counsel and           1991         351,361        122,500
         -                -                  35,156
Secretary


(1) Paid in 1993 pursuant to a 1983 agreement obliging the Company to pay Mr. Olson an amount related to the taxes paid by him as a result of his exercise in 1992 of an employee stock option granted to him in 1982.

(2) Represents grants of options to purchase Company Common Stock, except that 1992 includes grants of options to Messrs. Lindner, Lindner III, Haverland, Hahl and Olson to purchase 150,000, 125,000, 62,500, 81,752 and 71,492 shares, respectively, of the common stock of General Cable Corporation, as described below under "Stock Options".

(3) Consists of Company contributions under the defined contribution retirement plan (the "Retirement Plan") and Company matching contributions under the employee savings plan (the "Savings Plan") in which the Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan (the "Equalization Plan"), which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to the Retirement Plan and the Savings Plan), as follows:

     Name              Year   Retirement Plan     Savings Plan
     ----              ----   ---------------     ------------
Carl H. Lindner        1993        $99,712                -
                       1992         65,837                -
                       1991         48,404                -

Carl H. Lindner III    1993         97,201                -
                       1992         42,662                -
                       1991          1,577                -

Richard M. Haverland   1993         82,615             $8,994
                       1992         82,024              8,728
                       1991         22,157              8,475

Neil M. Hahl           1993         53,673              8,994
                       1992         42,224              8,728
                       1991         29,133              8,475

Robert W. Olson        1993         42,968              8,994
                       1992         34,536              8,728
                       1991         26,681              8,475


     Messrs. Hahl and Olson each have arrangements entered into in 1987 providing that if such person's employment were involuntarily terminated without cause at any time prior to age 65, he would receive from the Company a severance payment equal to his then current annual salary plus his then current target bonus opportunity under the AIC Plan (as hereafter defined), and would be entitled to full vesting of all Company stock options held by him (which would be exercisable for up to two years after such termination), full vesting of his accrued benefit under all employer-sponsored savings and retirement plans and continued participation for up to one year in all employer-provided group insurance plans.

Stock Options.
- -------------

    The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 1993, as well as the number and value of unexercised options held by them at December 31, 1993.

                                                      OPTION
GRANTS IN 1993
                              Individual Grants
                            Potential Realizable

- ------------------------------------------------------------
Value at Assumed Annual
                              Number of           Percent of
                            Rates of Stock Price
                              Securities          Total
                            Appreciation for Option
                              Underlying          Options
                            Term
Name                          Options Granted     Granted to
Exercise                      -------------------------
                              (1)                 Employees in
Price (2)      Expiration
                              (# of shares)       1993
($/Share)      Date (3)       5% ($)         10% ($)
- -----------------------       -------------       ------------
- ---------      ----------     ----------     ----------


Carl H. Lindner                50,000               11.5%
$28.19         2/6/2003       $  887,006     $2,246,959

Carl H. Lindner III           105,000               24.1
28.19         2/6/2003        1,862,713      4,718,615

Richard M. Haverland          125,000               28.7
28.19         2/3/2003        2,216,067      5,615,950

Neil M. Hahl                   25,000                5.7
28.19         2/3/2003          443,213      1,123,190

Robert W. Olson                25,000                4.6
28.19         2/6/2003          354,803        898,784



(1) The options were granted under the Company's Stock Option Plan (the "Stock Option Plan") and cover Company Common Stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the February 3, 1993 date of grant, and become fully exercisable in the event of death, disability or retirement or in the event of involuntary termination of employment without cause within one year after a change of control of the Company.

(2) Represents the fair market value of Company Common Stock on the date of grant.

(3) Subject to earlier termination in case of termination of employment.

(4) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2003 and the market price of Company Common Stock had appreciated in value at the annual rate of 5% (to $45.93 per share) or 10% (to $73.13 per share) in 2003. Such hypothetical future values have not been discounted to their respective present values, which are lower.


                               AGGREGATED OPTION EXERCISES IN
1993 AND 1993 YEAR-END OPTION VALUES
Name                     Type of        Shares         Value
   Number of Securities     Value of Unexercised
                         Option         Acquired       Realized
   Underlying Unexercised   in-the-Money Options
                         (1)            on             ($)
   Options at               at December 31, 1993
                                        Exercise
   December 31, 1993        (2) (3)
                                        (# of
   (# of Shares)            ($)
                                        Shares)
   ----------------------   --------------------

   Exercis-       Unexer-   Exercis-    Unexer-

   able           cisable   able        cisable
                         --------       ---------      --------
   --------       --------  --------    --------

Carl H. Lindner          American Premier   -              -
   589,086        115,454   $6,824,007  $1,071,921

                         General Cable      -              -
   135,000         15,000            0           0

Carl H. Lindner III      American Premier   -              -
   130,908        519,542    1,102,935   3,907,383

                         General Cable      -              -
    30,000         95,000            0           0

Richard M. Haverland     American Premier   -              -
    87,272        310,453    1,044,026   2,542,533

                         General Cable      -              -
    20,000         42,500            0           0

Neil M. Hahl             American Premier  7,525       $100,815
   268,692         90,455    2,919,012     848,464

                         General Cable      -              -
    61,578         15,000            0           0

Robert W. Olson          American Premier 10,032        134,402
   232,681         81,091    2,494,174     761,502

                         General Cable      -              -
    53,325         14,000            0           0

(1) The General Cable options cover shares of Common Stock of General Cable Corporation ("General Cable"). The grant of General Cable options, which was approved by the Company's shareholders in 1992, was made in connection with the Company's 1992 distribution to Company shareholders of substantially all of the stock of General Cable.

(2) Based on the closing price of American Premier Common Stock on the New York Stock Exchange at December 31, 1993 of
     $32.38 per share.

(3) Based on the closing price of General Cable Common Stock on the Nasdaq National Market System at December 31, 1993 of
     $3.88 per share.


     The Company's Stock Option Loan Program permits officers, employees and directors who are participants in the Stock Option Plan to borrow from the Company up to 95% of the purchase price for the Company shares acquired upon exercise of an option (plus any applicable withholding taxes payable upon exercise). Under the terms of such Program, the interest rate on such loans is the applicable federal rate for loans compounded semiannually in effect under Section 7872 of the Internal Revenue Code as of the date of the loan. Since January 1, 1993, loans under this Program have been outstanding to the following executive officers of the Company (including Robert F. Amory, Vice President-Controller, Robert E. Gill, Vice President-Taxes, and Michael D. Mauer, Vice President) as follows:

          LARGEST AMOUNT OUTSTANDING    AMOUNT OUTSTANDING
ANNUAL
NAME         SINCE JANUARY 1, 1993        AT RECORD DATE
INTEREST RATE
- ----      --------------------------    ------------------
- -------------
Neil M. Hahl        $ 123,269                $123,269
3.98%
                      161,099                 161,099
3.65

Robert W. Olson       147,513                  86,158
7.06
                      107,221                 107,221
3.98
                      214,770                 214,770
3.65

Robert F. Amory       112,900                 112,900
6.00

Robert E. Gill         12,961                  12,961
3.98
                      103,621                 103,621
4.03

Michael D. Mauer       49,500                  49,500
6.00

In addition, since January 1, 1993, the Company has held notes aggregating $8,906,236 bearing interest at 9% per annum that were delivered by Alfred W. Martinelli, a director of the Company, during previous years when he was an executive officer of the Company in payment of 95% of the purchase price for convertible Preference Stock of the Company issued to him under the Company's now-terminated Career Share Purchase Plan. All of the foregoing loans and notes are secured by a pledge of the Company stock purchased in connection therewith.


Defined Benefit Retirement Plan.
- -------------------------------

     The Company's Retirement Income Guarantee Plan (the "RIGP") covers those employees who were participants in the Company's former defined benefit retirement plan when it was terminated in 1985 and replaced with the defined contribution Retirement Plan. The RIGP is generally designed to provide such employees with an additional retirement benefit to the extent that their benefits under the replacement Retirement Plan are less than they would have received if the terminated retirement plan had continued.

     Estimated annual benefits under the RIGP (and related accruals under the Equalization Plan, which generally makes up certain reductions in such benefits caused by Internal Revenue Code limitations) payable to participants at the normal retirement age of 65, are illustrated in the table below.

                                 PENSION PLAN TABLE


- -----------------------------------------------------------------
- -------
                                                 Years of Service


- ------------------------------------------------
     Remuneration                15        20        25        30
      35
     ---------------------    --------- --------  --------
- -------   --------

     $  700,000...............$206,900  $275,900  $309,800
$343,800  $377,800
        800,000................236,900   315,900   354,800
393,800   432,800
        900,000................266,900   355,900   399,800
443,800   487,800
      1,000,000................296,900   395,900   444,800
493,800   542,800

     The estimated benefit amounts set forth above are based on a percentage of the highest average compensation (defined as base salary plus annual bonus amounts) during any five years of employment preceding retirement and are calculated under the single life annuity form of pension. In accordance with the RIGP's provisions, the above figures have been reduced by the percentage equal to 1.5% for each year of service of the estimated maximum annual benefits payable under the Social Security Act in respect of each category. The amounts shown in the table would be further reduced by the accrued benefit under the former retirement plan when it was terminated, as well as by the aggregate amount of the vested Company contributions under the Retirement Plan and related Equalization Plan accruals (plus or minus net investment gains or losses thereon).

     Messrs. Hahl and Olson have 11 and 14 full credited years of service with the Company, respectively, under the RIGP (and the Equalization Plan). The other Named Executive Officers do not participate in the RIGP. For purposes of the above table, compensation includes base salary plus annual cash bonuses (as reflected in the Summary Compensation Table set forth above), but does not include extraordinary cash bonuses, deferred awards, other forms of deferred compensation or severance pay.

Compensation Committee Report for 1993
- --------------------------------------
     Set forth below is the report of the Compensation Committee of the Company's Board of Directors with respect to executive officer compensation for 1993.

             REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include reviewing, and making recommendations to the Board of Directors with respect to, the compensation of the Company's "senior" executive officers, as defined from time to time by the Board. For 1993, the term "senior" executive officers included the Chairman of the Board and Chief Executive Officer (the "CEO"), the President and Chief Operating Officer (the "COO") and each other executive officer whose annual base salary exceeded $350,000. The Board has generally delegated to the CEO the authority to approve the compensation of executive officers other than "senior" executive officers. However, the Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including executive officers.


A. COMPENSATION OF EXECUTIVE OFFICERS.

     The Company's compensation system for executive officers has three principal components: annual base salary, annual incentive bonuses and stock option grants. Under this system, a significant portion of an executive's compensation, in both the short-term and the long-term, is linked to the Company's performance.

     Before making decisions regarding salaries, bonuses and option grants for "senior" executives, the Committee's practice is first to informally discuss such matters with the CEO and the COO and then to solicit their formal recommendations based on such discussions. After the Committee has acted on such matters, its practice is to present its recommendations to the full Board for its approval (except in the case of stock option grants, which are not subject to Board approval). The compensation decisions discussed in this report accorded with recommendations made by the CEO and COO and by the Committee.

     Annual Bonuses.
     --------------- Annual bonuses for all executive officers other than the CEO and COO are determined under the Company's Annual Incentive Compensation Plan (the "AIC Plan"). Under the AIC Plan, cash bonuses may be granted to key employees (including executive officers) for performance during a calendar year (a "Bonus Year"). A bonus base amount for each AIC Plan participant is established (by the Committee in the case of "senior" executive officers) at the beginning of a Bonus Year based on a subjective determination of what would be appropriate in each instance. Bonus bases are generally set at higher percentages of annual base salaries for "senior" executive officers than for other participants, reflecting the Committee's belief that as an executive's level of responsibilities increases, so should the portion of such executive's total compensation opportunity that is performance-based and therefore "at risk." The AIC Plan bonus that is ultimately awarded may range from 0% to 200% (or in certain cases a lower maximum percentage) of the bonus base. For 1993, bonus bases for "senior" executive officers participating in the AIC Plan ranged from 39% to 109% of annual base salary.

     The CEO and the COO do not participate in the AIC Plan, but are eligible for such annual bonuses as the Board, based on the Committee's recommendation, approves. As was the case in previous years, bonus bases were not established for 1993 for either the CEO or the COO because the Committee believed that the determination of the annual bonus for the Company's top two officers should not be constrained by reference to a fixed amount.

     The annual bonuses awarded to "senior" executive officers (including the CEO and the COO) for the 1993 Bonus Year were approved by the Committee and the Board in February 1994. The bonuses for the "senior" executive officers other than the CEO and the COO were awarded under the AIC Plan and ranged from 143% to 200% of their bonus base amounts.

     The bonuses awarded to "senior" executive officers for 1993 (which are disclosed in the Summary Compensation Table included in this Proxy Statement) were based on assessments of both Company performance and individual performance during 1993. As explained below under the discussion of the CEO's compensation, after reviewing a number of objective and subjective factors, the Committee made a qualitative judgment that the Company's performance and accomplishments were particularly superior in 1993, as compared to 1992 and 1991. The Committee also reviewed with the CEO and COO the individual contributions that each "senior" executive officer, including the CEO and the COO, made to such performance and accomplishments, focusing particularly on the three categories of achievement discussed below under the discussion of the CEO's compensation. The Committee concluded that each of the "senior" executive officers made very substantial contributions to such achievements and therefore approved bonuses that were substantially higher than those awarded for 1992 and 1991. In so doing, the Committee did not specifically relate any measure of performance or any accomplishment to the level of bonuses awarded. Nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the bonuses awarded were appropriate in view of their qualitative judgment that 1993 represented a truly outstanding year of achievement for the Company that was in large part attributable to the talents and efforts of its "senior" executives.

     In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the five most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals approved by a compensation committee of outside directors and by shareholders.

     As indicated above, the Committee's practice with respect to annual bonuses is performance-based. However, the Committee does not adhere to pre-established performance goals in determining annual bonuses because it believes that shareholder interests are best served when outside directors on a compensation committee apply their considered business judgment to qualitatively evaluate senior management's performance and accomplishments at the end of a given year and to make compensation decisions based on such evaluations. By using this latter approach, the Committee believes that it retains the flexibility needed to make the compensation decisions it deems best for the Company without feeling obligated to award inordinately high or inordinately low bonuses that might otherwise be called for by a pre-established formula or system that may not have properly accommodated unanticipated or unusual developments.

     Because the Company's existing system for determining the bonuses of its executive officers does not rely on pre-established performance goals, compensation to the Company's "senior" executive officers that exceeds $1 million will not be tax-deductible. For the reasons set forth above, the Committee believes it is not appropriate tochange the Company's annual bonus system in order to preserve the full tax deductibility of such compensation. The Board concurs in this belief. In this regard, it should be noted that, because of its substantial net operating loss carryovers, the Company's requirement to currently pay federal income taxes is substantially eliminated.

     Stock Option Grants.
     -------------------- Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's "senior" executives' interests with those of its shareholders through the grant of stock options. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of Company Common Stock on the date of grant and vest (become exercisable) at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentives to maximize the Company's long-term success. The stock option tables included in this Proxy Statement, including the table disclosing options granted in February 1993, reflect the Committee's policy of granting options to executive officers that are commensurate, in the Committee's subjective judgment, with their respective positions and ability to positively impact the Company's performance. In deciding the sizes of the stock option grants to executive officers in 1993, the Committee took into account the sizes and dates of previous option grants to such executive officers.

     The Committee intends to take the steps necessary to preserve the tax deductibility of executive officer compensation arising from the exercise of stock options that would otherwise be lost by application of the recently enacted ceiling on such deductibility discussed above.

     Annual Base Salaries.
     --------------------- The Committee's policy is to approve annual base salaries and salary increases for "senior" executive officers that are appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In February 1993, the Committee approved relatively large increases in the COO's and the Executive Vice President's salaries, as reflected in the Summary Compensation Table included in this Proxy Statement, based on the Committee's judgment that these two executives' skills and experience in the property and casualty insurance area will be particularly important to the success of the Company's strategy-- announced in 1992--to focus its activity in that insurance area and that their increased salary levels commencing in early 1993 were appropriate reflections of the greater importance of their responsibilities.


B. COMPENSATION OF THE CEO.

     The annual bonus awarded for 1993 to the CEO (which is disclosed in the Summary Compensation Table included in this Proxy Statement) was determined on the basis described above under "Compensation of Executive Officers--Annual Bonuses". More specifically, the Committee evaluated the Company's achievements, both financial and non-financial, for the year and the CEO's contributions to those achievements. In so doing, the Committee considered the following: First, the Company achieved 1993 financial results that the Committee believes were exceptional. Pre-tax income from continuing operations was $190.1 million, representing a 126% increase over 1992. This increase included a 25% growth in operating income from the Company's core insurance operations and $98.5 million of gains from the sale of the Company's investments in Tejas Gas Corporation and Buckeye Partners, L.P. Second, the Company substantially completed its announced strategic objective of selling its six remaining wholly-owned non-insurance operating subsidiaries. During 1993, the Company sold Vitro Corporation and two smaller companies for approximately $103 million and negotiated agreements in principle for the early 1994 sale of the other three companies. Third, through a secondary public offering of Company common shares owned by American Financial Corporation ("AFC"), management was able to reintroduce the Company in the public marketplace as a specialty property and casualty insurance company that has attracted coverage by equity
analysts from several major brokerage firms.   The Committee also
concluded that the CEO's leadership, vision and decision-making contributed substantially to these accomplishments. Overall, the Committee made the qualitative judgment that 1993 was a particularly outstanding year for the Company that warranted the size of bonus awarded to the CEO.

     The CEO's annual base salary was increased by 15.6% - from $800,000 to $925,000 - in February 1993 by approval of the Committee and the Board. Also in February 1993, the Committee granted the CEO stock options for 50,000 shares. The Committee concluded at that time that such salary increase and option grant were appropriate based on its assessment of the CEO's level of responsibilities and his ability to lead the Company into a successful future as a specialty property and casualty insurance group--a conclusion the Committee believes was borne out by the Company's achievements during the balance of 1993 that followed the salary increase and option grant.

     In approving the 1993 compensation for Mr. Lindner as CEO, the Committee and the Board took into consideration the fact that he had significant responsibilities during 1993 as an executive officer of other enterprises. Mr. Lindner was and continues to be Chairman and Chief Executive Officer of AFC, which owns 40.5% of the Company's outstanding Common Stock, and has held similar positions in certain corporations in which AFC has substantial equity interests. Although Mr. Lindner devoted time to matters relating to other enterprises, the Committee believes that his overall compensation from the Company for 1993 was appropriate and reasonable. This judgment is based on the Committee's conclusions that Mr. Lindner fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit.

Members of the Compensation Committee:

                              Hugh F. Culverhouse (Chairman)
                              Thomas H. Hunt
                              Alfred W. Martinelli


Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     Alfred W. Martinelli, a member of the Compensation Committee of the Company's Board of Directors, was also during 1993 the Chairman of the Board and Chief Executive Officer (but not an employee) of Buckeye Management Company ("Buckeye"), a Company subsidiary which is the sole general partner of Buckeye Partners, L.P., a publicly-traded limited partnership principally engaged in pipeline transportation of refined petroleum products. Mr. Martinelli was President and Chief Executive Officer of the Company from 1982 to 1987. The Company loans outstanding to Mr. Martinelli during 1993 are described above under "Stock Options".


     Neil M. Hahl, Senior Vice President and a director of the
Company, was also during 1993 President and a director of Buckeye.


Performance Graph
- -----------------

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company Common Stock with the cumulative total return of the Standard and Poor's ("S&P") 500 Stock Index and the S&P Property-Casualty Insurance Index from the end of 1988 to the end of 1993. To reflect the Company's substantial completion during 1992 and 1993 of its strategic transition from a diversified conglomerate to a property and casualty insurance specialist, the following graph compares the Company's total return for the period ($164.7) to the total return of the S&P Property-Casualty Insurance Index ($205.7) rather than to the total return of the S&P Conglomerate Index ($184.98), the comparative index that appeared in the Company's 1993 Proxy Statement.

     [The Performance Graph assumes that $100 is invested on December 31, 1988 in American Premier Common Stock, the S&P 500 Stock Index and S&P Property-Casualty Insurance Index, including reinvestment of dividends, and graphically shows the performance of such respective investments for the five year period ending December 31, 1993, including the following data points:]

                               PERFORMANCE GRAPH
                    1988      1989      1990      1991      1992
   1993
                    -----     -----     -----     -----     -----
   -----

American Premier
Common Stock        100.0     115.2      85.3     115.4     123.1
   164.7

S&P 500 Stock
Index               100.0     131.7     127.6     166.5     179.2
   197.2

S&P Property-
Casualty
Insurance Index     100.0     146.2     142.9     178.8     209.4
   205.7


Directors
- ---------

     The fee schedule for the Company directors, paid only to directors who are not officers or employees of the Company, is as follows: annual fee, $37,000; attendance fee for each Board of Directors meeting, $1,250; annual committee fee, $7,000; attendance fee for each committee meeting, $1,000; and annual committee chairmanship fee for the Executive Committee, $15,000, the Audit Committee, $10,000, the Compensation Committee, $10,000, and the Nominating Committee, $10,000. In addition, directors not also officers or employees of the Company are compensated $1,500 per day and reimbursed for related out-of-pocket expenses for special services requested of them by the Chief Executive Officer beyond the normal responsibilities of a member of the Board of Directors or of a Board committee.

     The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the Company or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until he reaches age
55. A director who receives a retirement benefit must agree to provide consulting services to the Company on request for five years following his retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not he was eligible for a retirement benefit when he died. This death benefit will not be available to a director who at any time during the two years immediately preceding his death was an officer or employee of the Company or any of its subsidiaries.

     In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic grants of options to each non-employee director of the Company. During 1993, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $31.38 per share, which was the fair market value of Company Common Stock on the date of grant.

CERTAIN TRANSACTIONS

     On February 10, 1994, the Company announced that it is considering a proposal from American Financial Corporation ("AFC") for the purchase by the Company of the personal lines insurance businesses owned by Great American Insurance Company ("Great American"), a wholly owned subsidiary of AFC, for a proposed purchase price of approximately $380 million in cash. Great American's personal lines businesses reported net earned premiums of $342 million in 1993 and $322 million in 1992. Approximately 70% of these premiums came from standard private passenger automobile insurance, 25% from multiperil homeowners' insurance and 5% from other lines. AFC's proposal for the sale of the personal lines businesses to the Company would include the transfer by Great American of an investment portfolio of securities with a market value of approximately $450 million, consisting principally of investment grade bonds. Great American estimates that the generally accepted accounting principles ("GAAP") net book value of the businesses that would be transferred at closing would be approximately $200 million. The Board has appointed a special committee of its outside directors to review the proposal. The special committee is empowered to negotiate all aspects of the proposed transaction, including the purchase price proposed by AFC. Completion of a transaction would be subject to certain conditions, including approval by the special committee, receipt by the Company of an appropriate fairness opinion from an investment banking firm and any required regulatory approvals. For information regarding AFC's ownership of Company Common Stock, see "Certain Shareholders" below.

     In 1992, the Company distributed to Company shareholders substantially all of the common stock of General Cable Corporation ("General Cable"). In connection with that distribution (the "Spin-Off"), the Company retained a $255 million, 9.98% subordinated note due 2007 (the "General Cable Note") and a $36.9 million note due June 30, 1993 bearing interest at the prime rate (the "Short-Term Note") issued by General Cable. AFC and its subsidiaries (other than the Company) together own approximately 44.6% of General Cable's outstanding stock, which was acquired by virtue of the Spin-Off. The Short-Term Note was repaid in full, with interest, when due in 1993. General Cable is permitted under specified circumstances to pay interest due on the General Cable Note with additional 9.98%, 6-year notes ("Interest Notes") in lieu of cash. On February 14, 1994, General Cable prepaid, with interest, (a) both of the Interest Notes it had previously delivered to the Company and (b) $13.6 million of the principal of the General Cable Note. Giving effect to the foregoing, the largest amount of indebtedness owed by General Cable to the Company since January 1, 1993 was $311 million. The amount of such indebtedness outstanding at the Record Date was $253.5 million, which includes a $12.0 million Interest Note delivered on March 31, 1994.

     On December 31, 1990, the Company acquired Great American's non-standard private passenger automobile insurance businesses (the "NSA Group") for $335 million. Under the terms of the acquisition, the purchase price was to be adjusted by a payment to be made in early 1995 by the Company to Great American of up to $40 million, or alternatively by Great American to the Company of up to $20 million, depending on the discounted present value of the pre-tax earnings achieved by the NSA Group during the 1991-94 period. The adjusting payment was to be accompanied by interest thereon from December 31, 1990. In November 1993, the Company's Board of Directors concluded, based on the NSA Group's pre-tax earnings since the beginning of 1991, that it was highly probable that the Company would be required to pay the maximum purchase price adjustment of $40 million when it became due.
That being the case, the Board determined that it would be in the Company's best interests to prepay the $40 million as soon as practicable in order to cut off the continued accrual of interest on the purchase price adjustment at the relatively high rate (approximately 12.25% per annum) prescribed by the acquisition agreement. Accordingly, in December 1993, the Company paid Great American $40.0 million, plus $12.8 million of interest, in full satisfaction of the purchase price adjustment.

     The respective investment portfolios of the NSA Group insurance companies and of Republic Indemnity Company of America ("Republic Indemnity"), which is the Company's workers' compensation insurance subsidiary, are managed by American Money Management Corporation ("AMMC"), a subsidiary of AFC, for an aggregate annual management fee equal to 0.20% of that portion of the aggregate value of such companies' investment portfolios which is less than $500 million and 0.10% of that portion of such portfolio value which exceeds $500 million. The aggregate market value at December 31, 1993 of the Company's insurance company portfolios managed by AMMC was approximately $1.7 billion. AMMC also manages the Company's fixed income investment portfolio and the fixed income portfolio of certain of the Company's pension plans for an annual fee equal to .025% of the aggregate value of the respective portfolios, subject to a $125,000 annual minimum fee. The aggregate market value of these two investment portfolios at December 31, 1993 was approximately $595 million. Each of the foregoing fees is payable in quarterly installments based on asset values measured as of the end of the preceding calendar quarter. AMMC was paid an aggregate of approximately $2.0 million under the foregoing agreements in 1993.

     The Company's insurance subsidiaries received an aggregate of approximately $91.3 million in premiums from Great American insurance companies under various reinsurance arrangements in 1993. The Company's subsidiaries paid Great American insurance companies an aggregate of approximately $210,000 in premiums for 1993 for general liability and other insurance coverage, and paid approximately $1.3 million in commissions for 1993 to insurance agencies owned by Great American.

     In January 1993, Infinity Insurance Company ("Infinity"), a member of the NSA Group, purchased certain electronic data processing equipment, furniture, fixtures and automobiles at their aggregate net book value of $355,500 from Stonewall Insurance Company ("Stonewall"), a subsidiary of Great American.

     The Company's subsidiaries provide various risk management and real estate management services to AFC and its subsidiaries and affiliates. Operating costs for services provided under these arrangements are allocated to AFC based upon estimated hourly rate charges for salary and fringe benefits, supplies and rental expense in respect of the services performed. AFC and its subsidiaries and affiliates were billed approximately $554,000 in the aggregate for the services of such Company subsidiaries in 1993.

     Prior to its sale in 1993, a Company subsidiary provided environmental engineering and consulting services to General Cable and Spelling Entertainment Group Inc. ("Spelling") in 1993 for which General Cable was billed approximately $454,156 and Spelling was billed approximately $1,618,836. AFC and its subsidiaries (other than the Company) owned 48.3% of Spelling's outstanding stock until April 1993 when such ownership was reduced to less than 5% of such stock.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off to its shareholders of its former subsidiary, Sprague Technologies, Inc. ("Sprague"), obligate Sprague to reimburse the Company for workers' compensation claim payments which continue to be required with respect to Sprague's operations from 1978 to 1987. The largest amount owed to the Company since January 1, 1993 in respect of such obligation was $2,655,400. At the Record Date, this amount had been repaid in full. Sprague, now named American Annuity Group, Inc., became a subsidiary of Great American on December 31, 1992.

     The Company leases office space for its headquarters in The Provident Tower building in Cincinnati, Ohio, which is owned by AFC. Rental amounts paid or payable to AFC under the lease, which expires in 1997, were approximately $845,000 for 1993, and will be approximately $827,000 for each of the years 1994 through 1997. The lease agreement further provides that the Company as lessee will pay a proportionate share of operating and tax expense increases.

     In 1993, the Company utilized the services of Provident Travel Corporation, an AFC subsidiary which is a travel agency, to facilitate business travel by Company employees on terms and conditions customarily offered by commercial travel agencies in the area.


CERTAIN SHAREHOLDERS

     The following table sets forth information concerning each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Such information has been obtained from the Company's records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and received by the Company through the Record Date.

                                        Amount and
                 Name and address        Nature of     Percent
               of Beneficial Owner       Ownership     of Class
               -------------------      -----------    --------
American Financial Corporation ("AFC")  18,666,614(b)    40.5%(c)
 One East Fourth Street
 Cincinnati, Ohio  45202 (a)

(a) Carl H. Lindner, Chairman of the Board and Chief Executive Officer of the Company, is the Chairman of the Board and Chief Executive Officer of AFC. Mr. Lindner shares with AFC voting and investment power with respect to the shares of the Company's Common Stock owned by AFC. AFC and Carl H. Lindner may be deemed to be controlling persons of the Company. At the Record Date, all of the outstanding common stock of AFC was owned by Carl H. Lindner, members of his family and trusts for their benefit.

(b) The shares listed include shares held by subsidiaries of AFC, but do not include 620,904 shares purchasable by Carl
     H. Lindner through exercise of the vested portions of employee stock options held by him.

(c) The percentage shown is calculated based upon the total number of shares of Common Stock which were outstanding at the Record Date (46,125,271 shares of Common Stock). Adding to such outstanding shares the 1,376,672 shares set aside at the Record Date for issuance to certain prereorganization creditors and other claimants under the 1978 Plan of Reorganization of the Company's predecessor would change such percentage to 39.3%.



                                PROPOSAL 2

                      RATIFICATION OF APPOINTMENT OF
                    DELOITTE & TOUCHE TO AUDIT THE 1994
                   CONSOLIDATED FINANCIAL STATEMENTS OF
                                THE COMPANY


      The Board of Directors has, in accordance with the recommendation of the Audit Committee, appointed Deloitte & Touche, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for 1994.

     The Company expects representatives of Deloitte & Touche to attend the Annual Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if they so desire.

     The BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE TO
AUDIT THE 1994 CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY.


PROXIES

     Solicitation.
     ------------- Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person or by telegraph or telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $10,500 plus out-of-pocket expenses.

     Revocation.
     ---------- The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A shareholder may revoke a proxy by communicating in writing to the Secretary of the Company at the address indicated above or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or at any adjournments thereof in the manner described in this Proxy Statement.


QUORUM AND VOTE REQUIRED FOR APPROVAL

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of the Common Stock of the Company outstanding at the Record Date shall constitute a quorum to consider Proposals 1 and 2. Under the Pennsylvania Business Corporation Law (the "PBCL"), in the event a quorum does not attend the Annual Meeting, those shareholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine, but those who attend the first such adjourned meeting, although less than a quorum as described above, shall constitute a quorum for the purpose of electing directors. In accordance with the PBCL and the Company's Articles and By-laws, all valid proxies will be counted toward the presence of a quorum, notwithstanding directions thereon to abstain from voting on one or more of the proposals to be voted upon at the Annual Meeting, but such abstentions and broker non-votes will not be counted in the election of directors or in determining whether the requisite vote has been obtained for the adoption of Proposal 2.

     The 11 nominees receiving the highest number of votes shall be elected as directors. As indicated above under "Outstanding
Voting Securities of the Company", cumulative voting is applicable to the election of directors.

     The affirmative vote of the holders of at least a majority of the shares of Common Stock voting on the matter will be required to adopt Proposal 2 (relating to appointment of independent accountants). If the appointment of Deloitte & Touche is not ratified by the requisite majority vote, the Board of Directors will reconsider the appointment.


SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Proposals intended to be presented by shareholders at the 1995 Annual Meeting of Shareholders must be received by the Company not later than December 8, 1994, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company at the address indicated above.

                                    By Order of the Board of
Directors,

                                    ROBERT W. OLSON
                                    Secretary
Cincinnati, Ohio
April 7, 1994

                    AMERICAN PREMIER UNDERWRITERS, INC.
                               COMMON STOCK
      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL
                          MEETING ON MAY 12, 1994


Registration Name and Address                              PROXY



The undersigned appoints Carl H. Lindner III, Neil M. Hahl and Robert W. Olson, and each of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of American Premier Underwriters, Inc. (formerly named The Penn Central Corporation and hereinafter referred to as the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on MAY 12, 1994, at 10:30 A.M., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio, and at their discretion to cumulate votes in the election of directors, on the proposals set forth below and on such other matters as may properly come before the meeting or any adjournment thereof.

THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED BELOW. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL, EXCEPT TO THE EXTENT THEY EXERCISE THEIR DISCRETION TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, VOTE SUCH SHARES "FOR" EACH OF THE TWO PROPOSALS SET FORTH BELOW. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL GIVE THE PROXY HOLDERS NAMED ABOVE AUTHORITY, IN THEIR DISCRETION, TO CUMULATE ALL VOTES TO WHICH THE UNDERSIGNED IS ENTITLED IN RESPECT OF THE SHARES REPRESENTED BY THIS PROXY AND ALLOCATE THEM IN FAVOR OF ANY ONE OR MORE OF THE NOMINEES FOR DIRECTOR, IF ANY SITUATION ARISES WHICH, IN THE OPINION OF THE PROXY HOLDERS, MAKES SUCH ACTION NECESSARY OR DESIRABLE. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE MEETING, SUCH SHARES SHALL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXY HOLDERS NAMED ABOVE.


         The Board of Directors recommends a vote FOR each of the
                            following proposals

1.   Election of directors:

     __   FOR AUTHORITY to elect        __   WITHHOLD AUTHORITY
          the nominees listed below          to vote for every
          (except those whose names          nominee listed below
          have been crossed out)

HUGH F. CULVERHOUSE    RICHARD M. HAVERLAND  S. CRAIG LINDNER
THEODORE H. EMMERICH   THOMAS M. HUNT        ALFRED W. MARTINELLI
JAMES E. EVANS         CARL H. LINDNER       ROBERT W. OLSON
NEIL M. HAHL           CARL H. LINDNER III


2. Ratification of the appointment of Deloitte & Touche to audit the 1994 consolidated financial statements of the Company.

     __ FOR         __ AGAINST          __ ABSTAIN

- ----------------------------------------------------------------

DATE: ____________, 1994 SIGNATURE: ________________________

                         SIGNATURE: ________________________
                         (IF HELD JOINTLY)  IMPORTANT: PLEASE
                         SIGN AS NAME APPEARS HEREON INDICATING,
                         WHERE PROPER, OFFICIAL POSITION OR
                         REPRESENTATIVE CAPACITY.  EXECUTORS,
                         ADMINISTRATORS, TRUSTEES, GUARDIANS,
                         ATTORNEYS AND CORPORATE OFFICERS SHOULD
                         GIVE THEIR FULL TITLES AS SUCH.  IN CASE
                         OF JOINT HOLDERS, ALL SHOULD SIGN.


TO VOTE YOUR SHARES, PLEASE MARK, SIGN, DATE
AND RETURN THIS  PROXY FORM USING THE ENCLOSED ENVELOPE.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.